NEVADA GOLD & CASINOS, INC. ANNOUNCES FIRST QUARTER RESULTS

HOUSTON, Sept. 7, 2006 (PRIMEZONE) -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced financial results for the first quarter ended July 30, 2006.

For the first quarter of fiscal 2007, net revenues decreased to $3.5 million compared to $3.7 million in the first quarter of fiscal 2006. The net loss for the first quarter of fiscal 2007 was $1.8 million compared to net income of $1.8 million in the first quarter of fiscal 2006. The net loss per diluted common share was $0.14, compared to net income per diluted common share of $0.13 in the prior year period. Financial results for the first quarter of fiscal 2007 include a $0.09 per diluted share loss due to $1.9 million in pre-opening costs at Tioga Downs and Vernon Downs. No gaming revenues are reflected in this number due to the fact that American Racing's quarter ended June 30, 2006.

Tioga Downs' racing facilities were opened on June 9, 2006 and the gaming area opened on July 4, 2006. Vernon Downs was in a pre-opening phase throughout the first quarter of fiscal 2007 and celebrated the grand opening of its racetrack on August 31, 2006.

H. Thomas Winn, Chairman and CEO of Nevada Gold & Casinos, Inc., commented, "We are very excited to have celebrated the grand opening of the Vernon Downs racetrack this past weekend, and believe the racing, lodging and entertainment facilities bring a new level of excitement to the Syracuse region. Tioga Downs has performed very well since it opened in July. We think the positive initial response to both of these projects reflects the success of our operational focus. Despite our short-term earnings challenges, we continue to feel confident that as we implement our growth and operating initiatives, both our existing projects and those in the pipeline leave the company well positioned to generate solid returns over the long term."

Financial Results

For the first quarter of fiscal 2007, net revenues decreased to $3.5 million compared to $3.7 million in the first quarter of fiscal 2006. The revenue decrease was primarily due to a $0.3 million decrease in net revenues from the Colorado Grande Casino-Cripple Creek during the first quarter.

Operating expenses increased to $4.2 million from $3.1 million primarily due to higher corporate expenses reflecting legal fees related to our successful litigation concerning Route 66 Casinos, LLC, as well as increased expenses related to expanded casino operations and the pursuit of additional gaming opportunities. Operating expenses before depreciation and amortization for Colorado Grande Casino decreased $0.2 million due to improved cost control which offset most of the revenue decrease.

The Company's equity in earnings from Isle of Capri-Black Hawk (IC-BH), the Company's joint venture with Isle of Capri Casinos, was $1.1 million for the first quarter ended July 30, 2006, compared to $2.3 million a year ago. The $1.2 million decrease in earnings year over year resulted in a $0.06 decrease in diluted earnings per share. IC-BH's first quarter adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), was $11.2 million in fiscal 2007 compared to $12.3 million in the prior year period. A reconciliation of EBITDA to operating income is provided in the attached financial statements.

The net loss for the first quarter of fiscal 2007 was $1.8 million compared to net income of $1.8 million in the first quarter of fiscal 2006. The net loss per diluted common share was $0.14, compared to net income per diluted common share of $0.13 in the prior year period. Diluted weighted average common shares outstanding in the first quarter were 12.9 million compared to 14.0 million in the prior year period.

During the first quarter of fiscal 2007, the Company repurchased 40,800 shares of common stock in the open market at an average price of $8.90 per share.

Earnings Conference Call and Webcast

The Company will discuss first quarter financial results via the earnings conference call to be held at 5:00 ET today via the Internet at www.nevadagold.com, Investor Relations, Events. If you are unable to participate during the live webcast, the conference call replay will be available by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The replay access code is 9426656. In addition, the call will be archived on the Company's website, http://www.nevadagold.com, through September 15, 2006.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado, California, and New York. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company owns a 40% interest in the Tioga Downs Racetrack & Vernon Downs Racetrack in New York State and has a management contract for both facilities. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of River Rock Casino in Sonoma County, California, a casino to be built in Tulsa, Oklahoma for the Muscogee (Creek) Nation, a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseno Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

The Nevada Gold & Casinos, Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1552

Nevada Gold & Casinos, Inc.
Consolidated Statements of Operations
(unaudited)
	Three Months Ended
	July 30,	July 24,
	2006	2005
Revenues:
Casino	$1,446,143	$1,834,855
Food and beverage	375,733	500,890
Other	30,458	35,624
Credit enhancement fee	1,946,086	1,917,904
Gross revenues	3,798,420	4,289,273
Less promotional allowances	(306,761)	(543,614)
Net revenues	3,491,659	3,745,659

Casino	352,150	840,516
Food and beverage	232,593	225,265
Marketing and administrative	732,401	442,177
Facility	68,783	54,334
Corporate expense	1,775,638	1,302,965
Legal expense	805,870	134,361
Depreciation and amortization	262,152	89,095
Other	22,597	20,558
Total operating expenses	4,252,184	3,109,271
Operating income (loss)	(760,525)	636,388
Non-operating income (expenses): Earnings (loss) from unconsolidated affiliates	(815,556)	2,746,162

Interest expense, net	(862,107)	(342,144)

Minority interest	(387,984)	(290,412)

Income (loss) before income

tax (expense) benefit	(2,826,172)	2,749,994
Income tax (expense) benefit	991,109	(999,123)

Net income (loss)	$(1,835,063)	$1,750,871

Per share information:
Net income (loss) per common share - basic	$(0.14)	$0.13

Net income (loss) per common share - diluted	$(0.14)	$0.13

Basic weighted average number of shares outstanding	12,937,331	13,018,868

Diluted weighted average number of shares outstanding	12,937,331	13,990,573

Isle of Capri Black Hawk, L.L.C.
Comparative Financial Highlights on Continuing
(In thousands)
	Three Months Ended
	July 30,	July 24,
	2006	2005

Net Revenue (a)	$39,615	$39,356
Adjusted EBITDA (b)	11,155	12,292
Adjusted EBITDA Margin % (c)	28.2%	31.2%

Isle of Capri Black Hawk, L.L.C.
Reconciliation of Adjusted EBITDA to Net Income
(In thousands)
	Three Months Ended
	July 30,	July 24,
	2006	2005

Adjusted EBITDA	$11,155	$12,292
Less:
Depreciation and amortization	3,921	3,056
Interest expense, net	3,670	2,740
Management fee	1,745	1,839
Add:
Other Income	-	589
Income tax benefit	672	123
Net income	$2,491	$5,369

(1)	Net revenues are presented net of complimentaries, slot points expense and cash coupon redemptions.

(2)
EBITDA is "earnings before interest, income taxes, depreciation and amortization." Adjusted EBITDA for each property was calculated by adding preopening expense, management fees and non-cash items to EBITDA. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property level Adjusted EBITDA as the primary measure of the properties' performance. Adjusted EBITDA should not be construed as an alternative to net income, as an indicator of the Company's operating performance; or as an alternative to any other measure determined in accordance with accounting principles generally accepted in the United States. The properties have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayment, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenue. Reconciliations of net income loss) to Adjusted EBITDA are included in the financial schedules accompanying this release.

(3)	Adjusted EBITDA margin was calculated by dividing adjusted EBITDA by net revenue.

CONTACT: Nevada Gold & Casinos, Inc.
H. Thomas Winn
Alan Greenstein
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200